FOR IMMEDIATE RELEASE	April 5, 2017
Contact: Susan Jordan
732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN THE

GRAND RAPIDS, MICHIGAN MSA

Freehold, New Jersey…. April 5, 2017……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 343,483 square foot industrial building located at 3466 Shippers Drive, Walker, MI at a purchase price of $32,120,000. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 61 acres.

Michael P. Landy, President and CEO, commented, “Since the turn of the century, every year has resulted in a new record amount of ecommerce deliveries. With the rise of ecommerce, each of our FedEx locations has become a highly-coveted foothold for large businesses. Major retailers are drawn to our FedEx locations so they can get their goods delivered to their customers as fast as possible. We are very pleased to add this large, brand-new FedEx Ground facility to our growing property portfolio. Our 101 total properties, comprising 16.9 million square feet, remain 100% occupied.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 101 properties, containing a total of approximately 16.9 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

#####